UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

December 21, 2006
Date of Report (Date of earliest event reported)

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of incorporation)	(Commission File Number )	(I.R.S. Employer Identification No.)

20200 Sunburst Street, Chatsworth, California 91311
(Address of principal executive offices) (Zip Code)

(818) 734-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

As previously reported on a Form 8-K filed by North American Scientific, Inc. (the “Company”) with the Securities and Exchange Commission on November 2, 2006, L. Michael Cutrer, the Company’s founder, President and Chief Executive Officer, will transition the position of President and Chief Executive Officer and will become the Company’s Executive Vice President and Chief Technology Officer upon his successor being identified and joining the Company. As part of this transition process, on December 21, 2006, the Company and Mr. Cutrer entered into a First Amended and Restated Employment Agreement (the “Agreement”). The Agreement will not become effective until the day the new Chief Executive Officer commences employment with the Company (the “Effective Date”). Until the Effective Date, Mr. Cutrer’s employment will continue under the terms and conditions of the Employment Agreement between the Company and Mr. Cutrer dated April 1, 2002.

Under the Agreement, Mr. Cutrer’s annual base salary will be $280,000 and he will be eligible to receive salary increases to be determined in the sole discretion of the Compensation Committee of the Company, as well as certain stock options in accordance with the Company’s annual stock option grants. In addition, Mr. Cutrer will be eligible to receive an annual bonus, if any, based upon performance goals approved by the Compensation Committee or the Board of Directors of the Company (the “Board”) in an amount to be determined in the sole discretion of the Compensation Committee or the Board. If Mr. Cutrer meets or exceeds the performance goals for a particular measuring year, the annual bonus may not be less than 25% of his base salary.

In the event Mr. Cutrer’s employment terminates on or before October 31, 2007 for (a) any reason other than Mr. Cutrer ’s death, disability or “cause” (as defined in the Agreement) or (b) Mr. Cutrer resigns for “good reason” (as defined in the Agreement), Mr. Cutrer will continue to receive his base salary in effect on the termination date through October 31, 2007.

In the event Mr. Cutrer’s employment terminates at any time after the Effective Date for any reason, except for a “Control Termination” (as defined in the Agreement), and in addition to any payment that may be due if he is terminated on or before October 31, 2007 as noted above, Mr. Cutrer will be entitled to receive (a) severance pay equal to three times (3x) his highest base salary during his employment by the Company payable over a three year period in the sole discretion of the Company, and (b) any unvested stock options shall immediately vest as of the termination date. In addition, the exercise date of all stock options that, on the termination date, have an exercise price greater than the fair market value of the Company’s common stock will be extended to the later of (i) the last day of the year in which the stock option would otherwise have expired or (ii) two and a half months after the date on which the stock option would otherwise have expired (or such later date as may be permitted by final regulations issued pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), but in no event later than the date on which the stock option would have expired had Mr. Cutrer’s employment not been terminated).

In the event of a “Control Termination” (as defined in the Agreement), Mr. Cutrer will be entitled to a “Control Severance Payment” in the gross amount equal to the total of: (a) three (3) years’ base salary; (b) the highest annual bonus paid to Mr. Cutrer in the three years prior to such termination multiplied by three (3); (c) the Black/Scholes valuation of the stock options received by Mr. Cutrer during the one year prior to such termination multiplied by three (3); and (d) a tax gross-up payment if any severance payment constitutes an excess parachute payment subject to the excise tax imposed by Section 4999 of the Code. The Control Severance Payment will be paid as salary continuation ratably over a one year period. In addition, any unvested stock options will immediately vest as of the termination date.

The Agreement also subjects Mr. Cutrer to certain proprietary information obligations and a one year non-solicitation provision. The Agreement is attached as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

10.1	First Amended and Restated Employment Agreement between the Company and L. Michael Cutrer dated December 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

Date: December 28, 2006	By:	/s/ L. MICHAEL CUTRER
Name: L. Michael Cutrer
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amended and Restated Employment Agreement between the Company and L. Michael Cutrer dated December 21, 2006.